Exhibit 99.1

   NEWGOLD, INC. COMPLETES ACQUISITION OF GOLD MINING INTERESTS IN THE CORTEZ
                                  TREND, NEVADA

SACRAMENTO, CA - January 25, 2006 - Newgold, Inc. (NGLD: OTCBB) announced today that it has recently completed a joint venture covering two separate leasehold mining interests in Lander County, Nevada. Newgold, Inc. expects to actively grow the company through the funding of mining operations at its Relief Canyon mining property and by acquiring additional mining properties. Critical to the acquisition strategy is the Red Cap Project ("Red Caps") and the Crescent Valley Project ("Crescent Valley").

Red Caps consists of approximately 96 unpatented mining claims and covers over 1900 acres. Crescent Valley consists of approximately 39 unpatented mining claims and covers over 750 acres, for a total of over 2600 acres on the two properties. Located on the Battle Mountain-Eureka mineral belt and the Cortez trend, these mineral trends are parallel to the Carlin Trend about 50 kilometers to the east. These projects are located close to Placer Dome Inc.'s (NYSE) Cortez and Pipeline mine holdings which are currently in production.

Per the terms of the joint venture agreement, Newgold has acquired a 22.22% interest in the joint venture from an entity owned by A. Scott Dockter, Chairman and CEO of Newgold. Additionally, Newgold, by making expenditures over the next three years of $1,350,000 on each project, will end up with a 66.66% overall interest in the joint venture. Newgold will then have the opportunity to purchase the remaining joint venture interest held by Mr. Dockter based on the results of the exploration work contemplated by these additional expenditures. Newgold will be the operator of the joint venture.

Going forward, Newgold's business will be to acquire, explore, develop and operate various mining properties located in North America. It currently owns the Relief Canyon mine project in Nevada, consisting of 21 lode claims and 57 mill site claims with mining infrastructure in place. Newgold plans to carryout comprehensive exploration and development programs on its properties.


Safe Harbor Statement
The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. Although Newgold believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Newgold cautions investors that any forward-looking statements made by Newgold are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, risks and uncertainties regarding the actual mineralization of Newgold's mining properties, the unproven nature of and potential changes to Newgold's business model, the risk








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that the capital and other resources that Newgold will need to exploit its business model will not be available, and the risks discussed in Newgold's Form 10-KSB and in Newgold's 10-QSB's and in Newgold's other filings with the Securities and Exchange Commission.

Contact Information:
Scott Dockter, President/CEO
(916) 449-3913
SCOTT@NEWGOLD.COM